Exhibit 99.1

WD-40 Company Reports Second Quarter 2017 Financial Results

~ Global net sales of maintenance products grew 4 percent compared to prior year fiscal period ~

SAN DIEGO – April 6, 2017 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2017.

Financial Highlights and Summary

•

Total net sales for the second quarter were $96.5 million, an increase of 2 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $185.8 million, a decrease of 1 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis total net sales would have been $102.9 million for the second quarter and $198.1 million year-to-date.

•

Net income for the second quarter was $12.4 million, a decrease of 10 percent compared to the prior year fiscal quarter. Year-to-date net income was $24.1 million, a decrease of 6 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.87 in the second quarter, compared to $0.94 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $1.69 compared to $1.77 in the prior year fiscal period.

•

Gross margin was 56.4 percent in the second quarter compared to 55.4 percent in the prior year fiscal quarter.  Year-to-date gross margin was 56.8 percent compared to 55.5 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 4 percent in the second quarter to $29.8 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 4 percent to $58.8 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses remained relatively constant at $5.0 million in the second quarter compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were down 8 percent to  $9.9 million compared to the prior year fiscal period.

“Fluctuating foreign currency exchange rates continue to obscure the true strength of our business and they negatively impacted both our top-line and bottom line results in the second quarter,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “Even with the impacts of foreign currency headwinds included, we had 4 percent growth in sales of our maintenance products, which continue to be our core strategic focus, and a 5 percent increase in operating income.  Our net income was negatively impacted as a result of fluctuations in some non-operating currency related items period over period, as well as an adjustment that we recorded to our income tax expense in the second quarter of this year.  As we look to the remainder of fiscal year 2017, we’ve updated our fiscal year guidance and we remain confident in our strategy and are staying the course."

Net Sales by Segment (in thousands):

	Three Months Ended			Six Months Ended
	February 28,	February 29,		February 28,	February 29,
	2017	2016	Change	2017	2016	Change
Americas	$45,078	$45,542	(1)%	$87,918	$89,954	(2)%
EMEA	36,205	35,626	2%	66,462	67,712	(2)%
Asia-Pacific	15,236	13,382	14%	31,387	29,406	7%
Total	$96,519	$94,550	2%	$185,767	$187,072	(1)%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 47 percent; for EMEA, 37 percent; and for Asia-Pacific, 16 percent.
•

Net sales in the Americas were down 1 percent in the second quarter primarily due to a 10 percent decrease in homecare and cleaning product sales. Sales of maintenance products increased slightly during the period primarily due to a 25 percent increase in sales of maintenance products in Canada driven by successful promotional programs and improving market and economic conditions, particularly in Western Canada.

•

Net sales in EMEA increased 2 percent in the second quarter primarily due to a 10 percent increase in  sales in the EMEA distributor markets compared to the prior year fiscal period primarily due to increased sales in Russia driven by improving market conditions in the region.  On a constant currency basis EMEA sales for the second quarter would have increased by $7.0 million or 20 percent compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 14 percent in the second quarter primarily due to a 21 percent increase in sales in the Asia-Pacific distributor markets and a 17 percent increase in sales in China.  The sales growth in the distributor markets was primarily attributable to the timing of customer orders for WD-40 Multi-Use Product and the growth in China was due to new distribution and increased promotional activities.  Changes in foreign currency exchange rates did not have a material impact on sales in the Asia-Pacific segment.

Net Sales by Product Group (in thousands):

	Three Months Ended			Six Months Ended
	February 28,	February 29,		February 28,	February 29,
	2017	2016	Change	2017	2016	Change
Maintenance products	$87,771	$84,641	4%	$166,930	$166,882	-
Homecare and cleaning products	8,748	9,909	(12)%	18,837	20,190	(7)%
Total	$96,519	$94,550	2%	$185,767	$187,072	(1)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 4 percent in the second fiscal quarter when compared to the prior fiscal year period.  This growth was driven primarily by increased sales of WD-40 Multi-Use Product within all three of the Company’s segments, but primarily in its Asia-Pacific segment.  This sales growth was also attributable to increased sales of WD-40 Specialist throughout most of the Company’s EMEA segment.

•

Net sales of homecare and cleaning products decreased 12 percent in the second quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 21, 2017 a quarterly dividend of $0.49 per share payable April 28, 2017 to stockholders of record at the close of business on April 14, 2017.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2016 through February 28, 2017, the Company has repurchased 174,337 shares at a total cost of $18.7 million under this $75.0 million plan.

Updated Fiscal Year 2017 Guidance

The Company updated its guidance for fiscal year 2017 as follows:

•	Net sales growth is projected to be between 2 and 4 percent with net sales expected to be between $390 million and $395 million.
•	Gross margin percentage for the full year is expected to be above 56 percent.
•	Advertising and promotion investments are projected to be below 6.0 percent of net sales.
•	Net income is projected to be between $51.3 million and $52.3 million.
•	Diluted earnings per share is expected to be between $3.64 and $3.71 based on an estimated 14.1 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for the remainder of fiscal year 2017.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2016 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2017 which the Company expects to file with the SEC on April 6, 2017.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 6, 2017, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$33,572	$50,891
Short-term investments	67,720	57,633
Trade accounts receivable, less allowance for doubtful
accounts of $268 and $394 at February 28, 2017
and August 31, 2016, respectively	66,086	64,680
Inventories	37,980	31,793
Other current assets	6,187	4,475
Total current assets	211,545	209,472
Property and equipment, net	22,293	11,545
Goodwill	95,439	95,649
Other intangible assets, net	17,550	19,191
Deferred tax assets, net	621	621
Other assets	2,806	3,190
Total assets	$350,254	$339,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,832	$18,690
Accrued liabilities	16,848	15,757
Accrued payroll and related expenses	10,548	20,866
Revolving credit facility, current	14,233	-
Income taxes payable	3,119	3,381
Total current liabilities	66,580	58,694
Revolving credit facility	134,000	122,000
Deferred tax liabilities, net	17,442	16,365
Other long-term liabilities	2,668	2,214
Total liabilities	220,690	199,273

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,676,623 and 19,621,820 shares issued at February 28, 2017 and
August 31, 2016, respectively; and 14,088,804 and 14,208,338 shares
outstanding at February 28, 2017 and August 31, 2016, respectively	20	20
Additional paid-in capital	148,498	145,936
Retained earnings	300,797	289,642
Accumulated other comprehensive income (loss)	(33,128)	(27,298)
Common stock held in treasury, at cost ― 5,587,819 and 5,413,482
shares at February 28, 2017 and August 31, 2016, respectively	(286,623)	(267,905)
Total shareholders' equity	129,564	140,395
Total liabilities and shareholders' equity	$350,254	$339,668

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016

Net sales	$96,519	$94,550	$185,767	$187,072
Cost of products sold	42,057	42,188	80,265	83,302
Gross profit	54,462	52,362	105,502	103,770

Operating expenses:
Selling, general and administrative	29,842	28,692	58,833	56,540
Advertising and sales promotion	5,041	5,017	9,853	10,677
Amortization of definite-lived intangible assets	717	747	1,438	1,502
Total operating expenses	35,600	34,456	70,124	68,719

Income from operations	18,862	17,906	35,378	35,051

Other income (expense):
Interest income	133	183	280	331
Interest expense	(598)	(417)	(1,129)	(789)
Other income	9	1,320	273	1,269
Income before income taxes	18,406	18,992	34,802	35,862
Provision for income taxes	6,046	5,323	10,684	10,131
Net income	$12,360	$13,669	$24,118	$25,731

Earnings per common share:
Basic	$0.87	$0.95	$1.69	$1.78
Diluted	$0.87	$0.94	$1.69	$1.77

Shares used in per share calculations:
Basic	14,111	14,386	14,146	14,395
Diluted	14,143	14,429	14,182	14,445
Dividends declared per common share	$0.49	$0.42	$0.91	$0.80

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended
	February 28,	February 29,
	2017	2016
Operating activities:
Net income	$24,118	$25,731
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,298	3,311
Net gains on sales and disposals of property and equipment	(101)	(15)
Deferred income taxes	155	(407)
Excess tax benefits from settlements of stock-based equity awards	(936)	(1,544)
Stock-based compensation	2,959	1,889
Unrealized foreign currency exchange losses (gains), net	1,153	(1,116)
Provision for bad debts	(102)	97
Changes in assets and liabilities:
Trade and other accounts receivable	(4,088)	(14,828)
Inventories	(6,582)	(4,858)
Other assets	(1,459)	(660)
Accounts payable and accrued liabilities	4,793	3,199
Accrued payroll and related expenses	(11,727)	(3,948)
Income taxes payable	2,302	3,346
Other long-term liabilities	(36)	84
Net cash provided by operating activities	13,747	10,281

Investing activities:
Purchases of property and equipment	(12,896)	(2,155)
Proceeds from sales of property and equipment	271	92
Purchases of short-term investments	(17,212)	(11,829)
Maturities of short-term investments	4,517	4,278
Net cash used in investing activities	(25,320)	(9,614)

Financing activities:
Treasury stock purchases	(18,718)	(15,122)
Dividends paid	(12,963)	(11,591)
Proceeds from issuance of common stock	359	708
Excess tax benefits from settlements of stock-based equity awards	936	1,544
Net proceeds from revolving credit facility	26,233	14,541
Net cash used in financing activities	(4,153)	(9,920)
Effect of exchange rate changes on cash and cash equivalents	(1,593)	(2,333)
Net decrease in cash and cash equivalents	(17,319)	(11,586)
Cash and cash equivalents at beginning of period	50,891	53,896
Cash and cash equivalents at end of period	$33,572	$42,310